Exhibit 4.44
English Translation for Reference
Supplemental Agreement to Loan Contract November 3, 2009
SUPPLEMENTAL AGREEMENT TO LOAN CONTRACT
Party A: Agria Brother Biotech (Shenzhen) Co., Ltd.
Party B: Cui Yachao with ID card number: 220104195612155017
Party C: Chen Jiezhen with ID card number: 440106197702170360
WHEREAS:
1. Party A and Party B entered into the Loan Contracts on August 4, 2009 and August 25, 2009, respectively;
2. Party A and Party C entered into two Loan Contracts on November 3, 2009;
3. Party B and Party C entered into two Equity Transfer Agreements on November 3, 2009.
Party A and Party B have reached the following agreement in respect of the provision of a loan by Party A to Party B after friendly consultation:
1. Party B agrees that Party C shall not be required to pay the equity transfer prices to Party B in accordance with the two Equity Transfer Agreements dated November 3, 2009;
Party C agrees that Party A shall not be required to provide the loans under the two Loan Contracts dated November 3, 2009 to Party C;
Upon completion of the equity transfer, Party A will waive any repayment obligations of Party B under the Loan Contracts dated August 4, 2009 and August 25, 2009.
2. Upon completion of the equity transfer, the Exclusive Call Option Contract and the Equity Pledge Contract entered into between Party B and Party A on August 4, 2009 and August 25, 2009, respectively, will be terminated.
3. This Contract is executed in three originals and each of the parties shall keep one original. All of them shall have the same legal effect.
4. This Contract shall become effective after it is signed and sealed by Party A and signed by Party B and Party C.

Supplemental Agreement to Loan Contract November 3, 2009
(This is the signature page)
Party A: Agria Brother Biotech (Shenzhen) Co., Ltd.
[Chop of Agria Brother Biotech (Shenzhen) Co., Ltd. is affixed]
/s/
Party B: Cui Yachao
/s/ Cui Yachao
Party C: Chen Jiezhen
/s/ Chen Jiezhen
Date of execution: November 3, 2009